Registration No. 333-64615

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN LAND LEASE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1038736
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

(Address, Including Zip Code, and Telephone Number, Including Area Code

of Registrant’s Principal Executive Offices)

Randall K. Rowe

Chairman of the Board of Directors and Chief Executive Officer

American Land Lease, Inc.

29399 U.S. Hwy 19 North, Suite 320

Clearwater, Florida 33761

(727) 726-8868

(Name, Address, Including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Hal M. Brown, Esq.

Jason C. Harmon, Esq.

DLA Piper LLP (US)

203 North LaSalle Street, Suite 1900

Chicago, Illinois 60601

(312) 368-4000

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐        Accelerated filer ☒        Non-accelerated filer ☐        Smaller reporting Company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

On September 29, 1998, American Land Lease, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (Registration No. 333-64615) (the “Original Registration Statement”). The Original Registration Statement was subsequently amended by Post-Effective Amendment No. 1 filed by the Company with the SEC on January 6, 2005 (the Original Registration Statement, as amended and supplemented, the “Registration Statement”). The Registration Statement registered the sale of up to $200,000,000 aggregate principal amount of the Company’s debt securities (“Debt Securities”), common stock, par value $.0.01 per share (“Common Stock”), and preferred stock, par value $0.01 per share (“Preferred Stock”, and together with the Debt Securities and the Common Stock, the “Securities”).

This Post-Effective Amendment No. 2 to Form S-3 is being filed to deregister all of the unsold Securities registered pursuant to, and terminates the effectiveness of, the Registration Statement. On December 9, 2008, the Company and Asset Investors Operating Partnership, L.P., a Delaware limited partnership and the Company’s operating partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GCP REIT II, a Maryland real estate investment trust, and GCP Sunshine Acquisition, Inc. (“Purchaser”). Pursuant to the Merger Agreement, Purchaser merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”). The Merger became effective on March 16, 2009. In connection with the Merger, the Company is filing a Certification and Notice of Termination of Form 15 with respect to the Company’s Common Stock and Preferred Stock.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities which remain unsold at the termination of the offering, the Company hereby removes from registration the Securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 16, 2009.

AMERICAN LAND LEASE, INC.,

By:	/s/ Shannon E. Smith
Name:	Shannon E. Smith
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed by the following persons, in the capacities indicated, as of March 16, 2009.

Signature	Title

/s/ Randall K. Rowe Randall K. Rowe	Chairman of the Board of Directors, Chief Executive Officer, President and Chief Operating Officer (Principal Executive Officer)

/s/ Shannon E. Smith Shannon E. Smith	Chief Financial Officer (Principal Accounting Officer)

/s/ James R. Goldman James R. Goldman	Director

/s/ David B. Lentz David B. Lentz	Director